Exhibit 3(i)

               ARTICLES OF INCORPORATION

                          OF

                   HON INDUSTRIES Inc.

         Amended and restated on May 5, 1987.
    Amended on May 3, 1988, July 7, 1988, May 12, 1998,
                 and August 10, 1998.


                       ARTICLE 1.

     Section 1.01.  Name.  The name of the Corporation is HON
INDUSTRIES Inc.

     Section 1.02.  Law Under Which Incorporated.    The
Corporation was incorporated under Chapter 384 of the Code of Iowa (1939), and has voluntarily adopted the provisions of the Iowa Business Corporation Act, Chapter 496A of the Code of Iowa.

                       ARTICLE 2.

     Section 2.01.  Duration. The Corporation shall have
perpetual duration.

                       ARTICLE 3.

     Section 3.01. Purposes and Powers. The Corporation shall have unlimited power to engage in, and to do any lawful act concerning, any or all lawful businesses for which corporations may be organized under the Iowa Business Corporation Act.

                       ARTICLE 4.

     Section 4.01. Authorized Shares. The aggregate number of shares which the Corporation shall authority to issue is 201,000,000 shares, consisting of 1,000,000 shares designated as "preferred stock" or "preferred shares," with a par value of $1.00 per share, and 200,000,000 shares designated as "common stock" or "common shares," with a par value of $1.00 per share. (Amended 5/12/98.)

     Section 4.02. Series of Preferred Shares. Authority is hereby vested in the Board of Directors to divide the preferred shares into series and, within the limitations set forth in the Iowa Business Corporation Act and in these Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. In order to establish such series, the Board of Directors and the Corporation shall comply with the procedure therefor as provided in the Iowa Business Corporation Act. Upon such compliance, the resolution of the Board of Directors establishing and designating the series and fixing and determining the relative rights and preferences thereof shall become effective and shall constitute an amendment of these Articles of Incorporation.

     Series A Junior Participating Preferred Stock (As adopted
7/7/88 and amended 8/10/98):

     1. Designation and Amount. The shares of this series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance on the exercise of outstanding options, rights, or warrants or on the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     2.  Dividends and Distributions.

      		 (a)	Subject to the rights of the holders of any shares
of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A
Preferred Stock, in preference to the holders of Common
Stock, par value $1.00 per share (the "Common Stock"), of the Corporation and of any other junior stock, shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being identified as a "Quarterly Dividend Payment
Date"), commencing on the first Quarterly Dividend Payment
Date after the first issuance of a share or fraction of a share of Series A Preferred Stock. Such dividends shall be in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1 or (2) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, in each such case the amount to which holders of shares of Series A
Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

	       	(b)	The Corporation shall declare a dividend or
distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution has been declared on the Common Stock during the period between any Quarterly
Dividend Payment Date and the next subsequent Quarterly
Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

	       	(c)	Dividends shall begin to accrue and be cumulative
on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless (1) the date of issue of such shares is prior to the record date for the first Quarterly
Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (2) the date of issue is a Quarterly Dividend
Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred
Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.
Accrued but unpaid dividends shall not bear interest.
Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     3. Voting Rights. Except as required by law, holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

     4.  Certain Restrictions.

 	      	(a)	Whenever quarterly dividends or other dividends or
distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding have been paid in full, the Corporation shall not:

             (1)	declare or pay dividends or make any other
distributions on any shares of stock ranking junior
(either as to dividends or on liquidation, dissolution, or winding up) to the Series A Preferred Stock;

             (2)	declare or pay dividends or make any other
distributions on any shares of stock ranking on a parity (either as to dividends or on liquidation, dissolution, or winding up) with the Series A Preferred
Stock, except dividends paid ratably on the Series A
Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (3)	redeem or purchase or otherwise acquire for
consideration shares of any stock ranking junior
(either as to dividends or on liquidation, dissolution, or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or on liquidation, dissolution, or winding up) to the Series A Preferred Stock; or

             (4)	redeem or purchase or otherwise acquire for
consideration any shares of Series A Preferred Stock or any shares of stock ranking or a parity with the Series
A Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares on such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.

		      (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section
4, purchase or otherwise acquire such shares at such time and in such manner.

     5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall, on cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Statement of Resolution creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     6. Liquidation, Dissolution or Winding Up. On any liquidation, dissolution, or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or on liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or on liquidation, dissolution, or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled on such liquidation, dissolution, or winding up. If the Corporation at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7. Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, or any other property, each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash, or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     8.  No Redemption.  The shares of Series A Preferred
Stock shall not be redeemable.

     9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

     Section 4.03. Relative Rights and Preferences of Each Series. All preferred shares shall be identical, except as to the relative rights and preferences as to which the Iowa Business Corporation Act permits variations between different series.

     Section 4.04. Pre-Emptive Rights Denied. No holder of shares of any class shall have any pre-emptive right to acquire, subscribe for, or purchase any shares of any class (whether such shares shall be authorized by these Articles of Incorporation or authorized hereafter), treasury shares, or securities of the Corporation. Any and all pre-emptive rights which might otherwise exist are expressly denied.

     Section 4.05. Voting Rights. The preferred shareholders shall have no voting rights, and the vote or consent of the preferred shareholders shall not be required with respect to any matter, except that the preferred shareholders shall have the right to vote on any matter as to which the Iowa Business Corporation Act expressly requires that they be permitted to vote notwithstanding any contrary provisions of the Articles of Incorporation.

Cumulative voting shall not be permitted or be effective at any meeting of shareholders.

     Section 4.06. Vote Required for Action; General Rule. Except as otherwise provided in Sections 4.07, 4.08, 4.09, and 4.10, the affirmative vote of the holders of two-thirds of the total outstanding shares of common stock entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or to take any action at any meeting of the shareholders (including, without limitation, the election or removal of Directors, any amendment to these Articles of Incorporation, any action with respect to which the Iowa Business Corporation Act requires the vote or concurrence of a greater or lesser proportion of the shares, and any matter which is submitted to a vote at a meeting of shareholders, whether or not such submission is required by law, by action of the Board of Directors, or by agreement).

However, notwithstanding this Section, the By-laws may provide that action may be taken on any or all of the following matters by the vote of a lesser proportion of the common stock, even if less than a quorum: election or appointment of a temporary presiding officer or a temporary secretary for a meeting of shareholders, or adjournment or recess of a meeting of shareholders.

     Section 4.07.  Majority Vote Sufficient for Certain Actions.

       	(a)	Notwithstanding Section 4.06, the affirmative vote of
the holders of a majority of the total outstanding shares of common stock of the Corporation entitled to vote shall be required and shall be sufficient to take any of the following actions or to authorize, adopt, approve, or ratify any of the following which is submitted to a vote at a meeting of shareholders (whether or not such submission is required by law, by action of the Board of Directors, or by agreement):

             (1) Any amendment to these Articles of Incorporation which has been approved or recommended by the Board of Directors of the Corporation. However, this Subsection shall not apply to any amendment which would amend, limit, or conflict with Sections 4.06, 4.07, 4.08, 4.09, 4.10, 5.01, 5.02, or 5.03.

             (2)	The election of a class of Directors at any annual
meeting of the shareholders if both the following events have occurred: (i) at the annual meeting of the shareholders in the third preceding year, an election of such class of Directors was held or attempted, but no Director of such class was elected at such meeting because no candidate received the two-thirds majority vote required by Section 4.06; (ii) the term of such class of Directors was extended as provided in Subsection 5.03(b) for an additional term of three years, ending when Directors are elected at the annual meeting to which this Subsection applies.
This Subsection shall apply severally to each class of Directors and the reduced voting requirements under this Subsection shall apply only to the election of the particular class of Directors referred to in this Subsection.

             (3)	Any other motion, resolution, or action which has
been approved or recommended by the Board of Directors of the Corporation. However, this Subsection shall not apply to any motion, resolution, or action regarding the election or removal of Directors, any amendment to these Articles of Incorporation, any Corporate Combination (as defined in Section 4.10), any partial or complete liquidation of the Corporation, any liquidating dividend or distribution, or any dissolution of the Corporation.

        (b) Sections 4.06 and 4.07 shall not be construed to require that any matter or action be (1) submitted to a vote at any meeting of the shareholders; or (2) authorized, adopted, approved, or ratified by the shareholders, if such submission, vote, authorization, adoption, approval, or ratification would not be required in the absence of such Sections.

     Section 4.08. Vote Required for Action When Class Voting Required. On any matter with respect to which the preferred shareholders have the right to vote as a class (as provided in Section 4.05), the affirmative vote of (a) the holders of the required majority of the total outstanding common shares entitled to vote as provided in Section 4.06 and 4.07 (whichever would be applicable in the absence of preferred shareholders' voting rights), and (b) the holders of a majority of the total outstanding preferred shares entitled to vote, and (c) the holders of a majority of the total outstanding shares entitled to vote, shall be required and shall be sufficient to take action, notwithstanding any provision of the Iowa Business Corporation Act which requires the vote or concurrence of a greater or lesser proportion of the total outstanding shares or of the shares of any or each class. However, on any matter with respect to which only the only the preferred shareholders have the right to vote, as provided in Section 4.05, the affirmative vote of the holders of a majority of the total outstanding preferred shares entitled to vote shall be required and shall be sufficient to take action.

     Section 4.09. Vote Required for Action When Preferred Shareholders Have Voting Rights But Class Voting Not Required.
On any matter with respect to which the preferred shareholders have the right to vote but do not have the right to vote as a class (as provided in Section 4.05), the affirmative vote of the holders of two-thirds of the total outstanding shares entitled to vote shall be required and shall be sufficient to take action, notwithstanding any provision of the Iowa Business Corporation Act which requires the vote or concurrence of a greater or lesser proportion of the total outstanding shares. However, if Section
4.07 would be applicable to such matter and Section 4.06 would not be applicable to such matter in the absence of preferred shareholders, voting rights, the affirmative vote of the holders of a majority of the total outstanding shares entitled to vote shall be required and shall be sufficient to take action on such matter.

     Section 4.10.  Vote Required for Action Relating to a
Corporate Combination.

        (a) Notwithstanding Section 4.06, the affirmative vote of the holders of that fraction of the total outstanding shares of common stock of the Corporation entitled to vote, but not less than two-thirds, determined by using as the numerator a number equal to the sum of (1) the outstanding shares of common stock of the Corporation entitled to vote which are owned or controlled by a Related Person, plus (2) two-thirds of the remaining number of outstanding shares of common stock of the Corporation entitled to vote, and using as the denominator a number equal to the total number of outstanding shares of common stock of the Corporation entitled to vote, shall be required for any act of the shareholders relating to adoption and authorization of a Corporate Combination or any amendment of this Section 4.10.

        (b)	Notwithstanding Subsection 4.10(a), the affirmative
vote of two-thirds of the outstanding shares of common stock of the Corporation entitled to vote shall be sufficient for the adoption and authorization of a Corporate Combination when:

            (1)	The Corporate Combination will result in an
involuntary sale, redemption, cancellation, or other termination of ownership of all shares of common stock of the Corporation owned by shareholders who do not vote in favor of or consent in writing to the Corporate Combination;

            (2)	The cash or fair market value (as determined in
good faith by the Board of Directors) of other readily marketable consideration to be received by all holders of common stock for their shares will be: (i) at least equal to the Minimum Price Per Share, and (ii) in cash or in the same form as the Transaction Person has previously paid for shares of common stock of the Corporation. If the Transaction Person has paid for shares of common stock of the Corporation with varying forms of consideration, the form of consideration for such common stock shall be either cash or the form used to acquire the largest number of shares of such class of stock of the Corporation previously acquired by it;

            (3)	During the period from the earlier of the date
that a person becomes a Transaction Person or a Transaction
Person becomes a Related Person until the date of consummation of such Corporate Combination:

                (i) There shall have been no failure to declare and pay at the regular date therefor any full dividends, whether or not cumulative, on any outstanding preferred stock of the Corporation;

                (ii) There shall have been: (a) no reduction in the annual rate of dividends paid on the common stock of the Corporation, except as necessary to reflect any subdivision of such stock, and (b) all increases in such annual rate of dividends necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock of the Corporation;

                (iii) The Transaction Person shall not have become the beneficial owner of any additional shares of stock of the Corporation except as part of the transaction which results in the Transaction Person's becoming a Related
Person; and

                (iv)	 The Transaction Person shall not have
received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guaranties, pledges, other financial assistance, tax credits, or tax advantages provided by the Corporation, whether in anticipation of or in connection with such Corporate Combination or otherwise; and

             (4)	A proxy statement responsive to the requirements
of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the Corporation at least 30 days prior to the proposed consummation of a Corporate Combination (whether or not such proxy statement is required to be mailed pursuant to such Act or subsequent provisions) for the purpose of soliciting shareholder approval of the proposed Corporate Combination.

        (c)	For all purposes under this Section 4.10:

            (1)	An "Affiliate" of a person is any other person
which directly or indirectly (through one or more intermediaries, or otherwise) controls, is controlled by, or is under common control with such person.

            (2)	An "Associate" of a person is any officer,
Director, partner, or employee of such person (or of an Affiliate of such person); any person which owns ten percent or more of any class of Equity Securities of such person (or of any Affiliate of such person); any corporation or other person of which such person is an officer, Director, or a partner; any corporation or other person of which such person is the owner of ten percent or more of any class of Equity Securities; any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a fiduciary capacity; and.any person acting under the direction of such person in connection with the matter in question.

            (3)	"Control" (including "controls" and "controlled
by") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities, by agreement, or otherwise.

            (4)	"Corporate Combination" means:

                (i)	Any merger or consolidation of the
Corporation or any subsidiary with (a) any Related Person other than a subsidiary, or (b) any other corporation, other than a Subsidiary (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate of a Related Person;

                (ii)	Any sale, lease, exchange, mortgage, pledge,
transfer, or other disposition in one transaction or a series of transactions to or with any Transaction Person of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $1,000,000 or more;

                (iii) The issuance or transfer by the Corporation or any Subsidiary in one transaction or a series of transactions of any securities of the Corporation or any Subsidiary to any Transaction Person in exchange for cash, securities, other property, or a combination thereof, having an aggregate fair market value of $1,000,000 or more;

                (iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person;

                 (v) Any reclassification of securities, including any reverse stock split or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with, into, or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Securities or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

             (5)	"Equity Securities" means any shares of capital
stock and any securities which are convertible (with or without consideration) into shares of capital stock or into other securities convertible into shares of capital stock.

             (6)	"Owns," "owned," and "owner" mean direct or
indirect ownership, either of record or beneficial. Any person is conclusively deemed to be the beneficial owner of any Equity Securities (of the Corporation or any other person) if (i) such person has the right to acquire such Equity Securities pursuant to any agreement or upon exercise of conversion rights, warrants, options, or otherwise; (ii) such person has the right to vote or direct the voting of such Equity Securities (either generally or with respect to the matter in question), whether by agreement, arrangement, understanding, or otherwise; or (iii) such Equity Securities are owned by the spouse, parent, child, or grandchild of such person.

             (7)	"Minimum Price Per Share" means the amount of cash
or fair market value of other readily marketable consideration to be received by shareholders in a Corporate Combination which amount is at least equal to the highest gross price per share
(including brokerage commissions, transfer taxes, and soliciting dealers, fees) paid or agreed to be paid to acquire any shares of common stock of the Corporation by any Related Person, provided such payment or agreement to make payment was made within two years immediately prior to the record date set to determine the shareholders entitled to vote or consent to the Corporate
Combination in question.

             (8)	"Person" means any corporation, partnership,
association, trust, fiduciary, individual, or other entity.

             (9)	"Related Person" means any person which, together
with its Affiliates, its Associates, and the Associates of its Affiliates, owns ten percent or more of the outstanding common stock of the Corporation.

             (10)"Subsidiary" means a corporation of which a majority of any class of Equity Securities is owned directly or indirectly by the Corporation.

             (11)"Transaction Person" means:

                (i) Any person who would become a Related Person as the result of any proposed Corporate Combination;

                (ii) Any Related Person that proposes, initiates, or facilitates any Corporate Combination;

                (iii)Any Affiliate, Associate, or Associate of an
Affiliate of a person described in (i) or (ii) of this Subparagraph (11).

        (d)	When evaluating any offer to make a tender or exchange
offer for any Equity Securities of the Corporation or any offer to effect any Corporate Combination, it is appropriate for the Board of Directors, in the exercise of its judgment in determining what is in the best near-term and long-range interests of the shareholders of the Corporation, to give consideration to all relevant factors, including, without limitation, the economic and social effects on the employees, customers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

                       ARTICLE 5.

     Section 5.01. Directors: Number, Terms, Classification. The number of Directors shall be fixed by the By-laws. The Directors shall be divided into three classes, each of which shall be as nearly equal in number as possible. The term of office of one class shall expire in each year. At each annual meeting of the shareholders, a number of Directors equal to the number of the class whose term expires at the annual meeting shall be elected for a term ending when Directors are elected at the third succeeding annual meeting. This Section is subject to
Section 5.03.

     Section 5.02. Removal of Directors. At any meeting of shareholders, it the notice of the meeting includes a statement to the effect that the purpose or one of the purposes for which the meeting is called is to remove one or more named Directors, the common shareholders may remove any or all of such named Directors, with or without cause, by the affirmative vote of the holders of two-thirds of the total outstanding common shares entitled to vote. At such meeting, the common shareholders may elect a new Director or Directors to fill the vacancy or vacancies in the Board of Directors caused by such removal; but any such vacancy or vacancies not so filled by the common shareholders shall be filled as provided by law or the By-laws.

     Section 5.03. Failure to Elect Directors.

        (a)	Failure in any one or more years to elect one or more
Directors or to elect any class of Directors shall not: (1) end the term of any Director or class of Directors (except as otherwise provided in Subsection 5.03(c)); (2) cause any vacancy or vacancies in the Board of Directors (except as otherwise provided in Subsection S.03(c)); (3) constitute a reason for liquidation of the Corporation or its assets or business; or (4) affect the existence or powers of (or the validity of any act of) the Corporation or the Board of Directors.

        (b)	This Subsection shall apply if and whenever an entire
class of Directors is not elected in the year when the election should have taken place. The term of each Director of the class whose term would have expired at the annual meeting of the shareholders if Directors of such class had been elected, shall be extended for an additional term of three years, ending when Directors are elected at the third succeeding annual meeting.

        (c)	This Subsection shall apply if and whenever one or more
Directors are elected at an annual meeting of the shareholders, but the number of Directors elected is less than the number of the class of Directors which should be elected at such annual meeting. The term of each Director of such class shall end when one or more Directors are elected at such annual meeting. The remaining Directorship or Directorships not filled by election at such annual meeting shall be vacant. The vacancy or vacancies shall be filled by the affirmative vote of a majority of the Directors in office after such annual meeting, even if less than a quorum.

Each Director elected to fill such a vacancy shall be elected for the full term of such class of Directors.

     Section 5.04. Limitation of Director's Personal Liability. No person who is or was a Director of the Corporation or who, while a Director of the Corporation, is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan (including such person's heirs and personal representatives) shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that any such person's liability shall not be eliminated or limited for:

        (a)	A breach of the Director's duty of loyalty to the
Corporation or its shareholders;

        (b)	Acts or omissions not in good faith or which
involve intentional misconduct or knowing violation of the law;

        (c)	A transaction from which the Director derives an
improper personal benefit; or

        (d)	An improper act prohibited in Iowa Code Section
496A.44, as amended from time to time.

No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. (Adopted 5/3/88.)

                       ARTICLE 6.

     Section 6.01. By-laws. The power to amend the By-laws is vested in the Board of Directors. Wherever used in these Articles of Incorporation with respect to the By-laws, the word "amendment" or "amend" includes and shall apply to the amendment, alteration, or repeal of any or all provisions of the By-laws or the adoption of new By-laws.

     Section 6.02. Effect of Articles of Incorporation and By-laws. Each shareholder, by the act of becoming or remaining a shareholder of the Corporation, shall be deemed to have accepted and agreed to all provisions of these Articles of Incorporation and the By-laws, as amended from time to time. All provisions of the By-laws which (or the substance of which) at any time shall have been adopted, approved, or ratified by the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote shall have the same force and effect as if such provisions were included in full in these Articles of Incorporation. No such provision of the By-laws shall be construed as having any lesser force or effect by reason of being included in the By-laws rather than in the Articles of Incorporation. This Section shall not be construed to require that any provision or amendment of the By-laws be adopted, approved, or ratified by the shareholders. Any shareholder, regardless of the period of time during which he has been a shareholder, shall have the right to examine the By-laws of the Corporation in person or by agent or attorney at any reasonable time or times and to make extracts therefrom. Upon the written request of any shareholder, the Corporation shall mail to such shareholder within a reasonable time a copy of the By-laws.

     Section 6.03. Amendment of Articles of Incorporation. The Corporation and the shareholders expressly reserve the right from time to time to amend these Articles of Incorporation, in the manner now or hereafter permitted by the Iowa Business Corporation Act or other applicable law, whether or not such amendment shall constitute or result in a fundamental change in the purposes or structure of the Corporation or in the rights or privileges of shareholders or others or in any or all of the foregoing. All rights and privileges of shareholders or others shall be subject to this reservation. Wherever used in these Articles of Incorporation with respect to the Articles of Incorporation, the word "amendment" or "amend" includes and shall apply to the amendment, alteration, or repeal of any or all provisions of the Articles of Incorporation or the adoption of new or restated Articles of Incorporation.